Sunrise Realty Trust Expands Revolving Credit Facility to $140 Million
with Addition of EverBank as Joint Lead Arranger
WEST PALM BEACH, FL, May 29, 2025 – Sunrise Realty Trust, Inc. (“SUNS” or the “Company”) (Nasdaq: SUNS), a lender on the TCG Real Estate platform, today announced the expansion of its senior secured revolving credit facility (the “Credit Facility”) with the addition of EverBank, N.A. (“EverBank”). EverBank has committed $50 million to the facility, bringing total committed capital to $140 million. The Credit Facility, originally established with East West Bancorp, Inc. (“East West Bank”) in November 2024, remains expandable to $200 million, subject to certain conditions and additional lender participation.
Proceeds from the Credit Facility will continue to support unfunded commitments under existing loans, fund SUNS’ commercial real estate loan pipeline in alignment with the Company’s investment strategy, and provide general working capital.
“Adding a third institutional bank to the credit facility highlights the strength of SUNS’ lending platform and the trust we’ve built with our financing partners,” said Leonard Tannenbaum, Executive Chairman of SUNS. “Expanding the facility to $140 million in commitments provides added financial flexibility to pursue attractive opportunities and drive continued growth in our target markets.”
“EverBank is pleased to support SUNS as it continues expansion of its platform and growth of its CRE loan portfolio. Joining this credit facility highlights our desire to offer highly customized loan structures that serve borrowers’ specific requirements, and we look forward to serving SUNS’ evolving needs in the future,” said Kevin Mammoser, Managing Director, EverBank Structured Real Estate.
About Sunrise Realty Trust, Inc.
Sunrise Realty Trust, Inc. (Nasdaq: SUNS) is an institutional commercial real estate (“CRE”) lender providing flexible financing solutions to sponsors of CRE projects primarily in the Southern United States. It focuses on transitional CRE business plans with the potential for near-term value creation, collateralized by top-tier assets predominantly located in established and rapidly expanding Southern markets. For additional information regarding the Company, please visit www.sunriserealtytrust.com.
About TCG Real Estate
TCG Real Estate refers to a group of affiliated CRE-focused debt funds, including a Nasdaq-listed mortgage REIT, Sunrise Realty Trust, Inc. (Nasdaq: SUNS), and a private mortgage REIT, Southern Realty Trust Inc. The funds provide flexible financing on transitional CRE properties that present opportunities for near-term value creation, with a focus on top-tier CRE assets located primarily within markets in the Southern U.S. benefitting from economic tailwinds with growth potential.
About EverBank
EverBank, N.A. (“EverBank”) is a nationwide specialty bank providing high-value products and services to consumer and commercial clients nationwide. As a pioneer in online banking, we offer convenient digital access for clients 24/7, in addition to phone banking services and a network of financial centers across Florida and California. EverBank’s commitment is to deliver to our clients high-performing, high-yield solutions backed by exceptional service, always giving them the advantage they expect, to make the most of their money. Visit everbank.com or connect and interact with us on Facebook, Instagram, LinkedIn or X. EverBank is a Member FDIC.

About East West Bank
East West Bank provides financial services that help customers reach further and connect to new opportunities. East West Bancorp, Inc. is a public company (Nasdaq: EWBC) with total assets of $76 billion as of December 31, 2024. The company's wholly owned subsidiary, East West Bank, is the largest independent bank headquartered in Southern California and operates over 110 locations in the United States and Asia. The Bank's markets in the United States include California, Georgia, Illinois, Massachusetts, Nevada, New York, Texas and Washington.
Investor Relations Contact
Robyn Tannenbaum
561-510-2293
ir@sunriserealtytrust.com